Legend Oil and Gas, Ltd. 8-K

EXHIBIT 16.1

June 1, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Legend Oil and Gas, Ltd.'s Form 8-K dated June 1, 2016 and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other matters reported therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas